UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

Notes Offering

On June 18, 2018, Chaparral Energy, Inc. (the “Company”) announced its intention to offer $300,000,000 aggregate principal amount of senior unsecured notes due 2023 (the “Senior Notes”) to eligible purchasers (the “Notes Offering”).

In connection with the Notes Offering, the Company is disclosing under Item 7.01 of this Report the following information contained in the preliminary offering memorandum and investor presentation that is being delivered to potential investors in connection with the Notes Offering. The information contained in this Report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Senior Notes or any other securities of the Company.

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The Company is a leading operator in the STACK play, having assembled a highly contiguous position of approximately 119,000 net acres in the normal pressured “black oil” window in Kingfisher and Garfield Counties, Oklahoma and the MERGE in Canadian County, Oklahoma.

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As of March 31, 2018, the Company has 88 gross operated producing horizontal wells and ownership interests in an additional 147 gross horizontal producing wells operated by others.

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As of March 31, 2018, we had 1,218 net producing wells which included 88 gross operated horizontal wells in the STACK.

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In May 2018, the Company began hedging natural gas liquids as well as basis hedging on the Panhandle Eastern Pipeline.

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As of June 11, 2018, the Company had $243.1 million of borrowings outstanding under its Revolving Credit Facility and availability of $41.1 million after taking into account $0.8 million of outstanding letters of credit.

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Availability on the Revolving Credit Facility as of March 31, 2018, after taking into account outstanding borrowings and letters of credit on that date, was $78.1 million. Availability on the Revolving Credit Facility as of June 11, 2018, after taking into account outstanding borrowings and letters of credit on that date, was $41.1 million.

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As of March 31, 2018, we had 211 full-time employees.

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Recent Developments

Divestiture of non-core assets

The Company’s 2018 budget contemplates divestitures of its non-core assets in the Oklahoma/Texas Panhandle and non-core STACK acreage. Continuing its effort to position the Company as a pure-play STACK operator, in June 2018, the Company closed on a non-core asset divestiture resulting in proceeds of approximately $7 million, and it has entered into a definitive agreement for the sale of additional non-core assets that is expected to result in proceeds of approximately $6 million in the third quarter of 2018. The closing of such sale of additional non-core assets is subject to customary closing conditions. In the second quarter of 2018, the Company initiated an online auction process with respect to certain of its producing properties in the Oklahoma/Texas Panhandle. The Company has selected a winning bidder and is in the process of negotiating definitive documentation for the sale of these properties, with expected proceeds of approximately $18 million. Although no definitive agreement has been entered into with the winning bidder for these assets, the Company expects such documentation to be entered into in the near term, and it expects this transaction to close in the third quarter of 2018, subject to customary closing conditions. The bidder the Company has selected is affiliated with Mark A. Fischer, the Company’s former Chief Executive Officer and former Chairman of the board of directors of the Company.

To the extent all of the above-described divestitures are consummated, the borrowing base under the Company’s Revolving Credit Facility will be reduced by $20 million.

Salt water disposal

The Company has recently entered into memoranda of understanding with two providers of salt water disposal services in Kingfisher, Garfield and Canadian Counties, Oklahoma.  The Company believes that the rates for salt water disposal services that it will pay for these services will be equal to or less than the costs it currently incurs for salt water disposal activities.  Additionally, the Company is currently negotiating terms for the sale of its salt water disposal assets in Kingfisher and Garfield Counties to one of these service providers that, if consummated, is expected to result in proceeds of approximately $12 million.

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Risk Factors

Future legislative changes may further increase the gross production tax charged on the Company’s oil and natural gas production.

Due to significant budget shortfalls in Oklahoma in recent years, legislation may be enacted which would increase the Oklahoma Gross Production Tax (“GPT”) applicable to the oil and natural gas the Company produces. Generally, Oklahoma imposes a 7% GPT on the gross value of oil and gas produced and sold in Oklahoma. However, production has been taxed at a 2% rate for the first 36 months of production from a new well. Legislation has recently been passed which reduced the new well GPT incentive and increased the rate to 5%. Additional legislation may increase the tax burden on the Company’s oil and gas production, negatively affecting its net revenues, its financial condition and results of operations.

U.S. federal income tax reform could adversely affect us.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “2017 Tax Act”) that significantly reforms the Internal Revenue Code of 1986, as amended. The 2017 Tax Act, among other things, includes changes to U.S. federal income tax rates and allows for the expensing of certain capital expenditures. While past legislative proposals have included changes to certain key U.S. federal income tax provisions currently available to oil and gas companies including (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, and (iii) an extension of the amortization period for certain geological and geophysical expenditures, these specific changes were not included in the 2017 Tax Act. No accurate prediction can be made as to whether any such legislative changes will be proposed or enacted in the future or, if enacted, what the specific provisions or the effective date of any such legislation would be. However, the 2017 Tax Act (i) eliminates the deduction for certain domestic production activities, (ii) imposes new limitations on the utilization of net operating losses, and (iii) provides for more general changes to the taxation of corporations, including changes to cost recovery rules and significant additional limitations on the deductibility of interest, which may impact the taxation of oil and gas companies. This legislation or any future changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that currently are available with respect to oil and gas development, or increase costs, and any such changes could have an adverse effect on its financial position, results of operations, and cash flows.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Revolving Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on such variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. A 100 basis point increase in the variable interest rate component of our borrowings as of March 31, 2018 would increase our annual interest expense by approximately $2.1 million

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Drilling activity

The following table sets forth information with respect to wells drilled and completed during the periods indicated.  Development wells are wells drilled within the proved area of a reservoir to the depth of a stratigraphic horizon known to be productive.  Exploratory wells are wells drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.  Productive wells are those that produce commercial quantities of hydrocarbons, exclusive of their capacity to produce at a reasonable rate of return.

	Three Months Ended March 31,		Years Ended December 31,
	2018		2017		2016		2015
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	26	5	127	27	20	12	46	22
Dry	—	—	—	—	—	—	1	1
Exploratory wells
Productive	—	—	5	1	32	4	16	6
Dry	—	—	—	—	—	—	1	1
Total wells
Productive	26	5	132	28	52	16	62	28
Dry	—	—	—	—	—	—	2	2
Total	26	5	132	28	52	16	64	30
Percent productive	100%	100%	100%	100%	100%	100%	97%	93%

As of March 31, 2018, the Company had twelve gross operated wells drilled and awaiting completion for later in 2018 as well as 3 gross operated wells in the process of being drilled.

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Production and price history

The following table sets forth certain information specific to the Company’s STACK play:

	Successor		Predecessor
		Period from	Period from
	Three months	March 22, 2017	January 1, 2017
	ended	through	through	Year ended December 31,
	March 31, 2018	December 31, 2017	March 21, 2017	2016	2015
STACK Play
Production:
Oil (MBbls)	460	1,195	293	1,123	765
Natural gas (MMcf)	2,269	5,892	1,480	6,248	4,946
Natural gas liquids (MBbls)	268	631	116	559	432
Combined (MBoe)	1,106	2,808	656	2,723	2,021
Average daily production:
Oil (Bbls)	5,111	4,193	3,663	3,068	2,096
Natural gas (Mcf)	25,211	20,674	18,500	17,071	13,551
Natural gas liquids (MBbls)	2,978	2,214	1,450	1,527	1,184
Combined (Boe)	12,291	9,853	8,196	7,440	5,539
Average prices (excluding derivative settlements):
Oil (per Bbl)	$62.02	$49.05	$49.67	$40.81	$45.85
Natural gas (per Mcf)	$2.30	$2.58	$2.99	$2.23	$2.46
Natural gas liquids (per Bbl)	$23.40	$23.52	$23.83	$15.77	$15.21
Transportation and processing per Boe (1)	$(2.41)	$—	$—	$—	$—
Combined (per Boe)	$33.75	$31.57	$33.16	$25.18	$26.62
Average costs per Boe:
Lease operating expenses	$5.37	$4.52	$3.43	$3.82	$4.67
Transportation and processing (1)	$—	$2.46	$2.29	$1.80	$1.68
Production taxes	$1.12	$1.08	$0.78	$0.48	$0.44

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(1)

As a result of the Company’s adoption of Accounting Standards Codification 606:  Revenue from Contracts with Customers, on January 1, 2018, the Company has presented transportation and processing fees as a revenue deduction for the fiscal period beginning January 1, 2018, while its presentation for prior periods remains unchanged.  See “Note 5—Revenue Recognition” in the Company’s unaudited interim consolidated financial statements included elsewhere in the offering memorandum.

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In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 of this Current Report on Form 8-K, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD

Item 8.01.	Other Events.

Press Release

On June 18, 2018, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that it intends to commence a private offering the Senior Notes due 2023.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated June 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 18, 201	8

		By:	/s/ JOSEPH O. EVANS
		Name:	Joseph O. Evans
		Title:	Chief Financial Officer and Executive Vice President